Exhibit 1.7

APPROVED

By the Board of Directors

of WBD Foods OJSC

Minutes No 20-10 as of October 23, 2006

Changes and amendments No 6

TO THE CHARTER

OF “Wimm-Bill-Dann Foods”

Open Joint Stock Company (State registration number: 1037700236738, located: Moscow, Yauzsky boulevard, 16/15, room 306)

Be it resolved to make changes and amendments to WBD Foods OJSC Charter, amending item 2.8 of Article 2 with items 2.8.18. – 2.8.20:

“2.8.18. In Voronezh – full title: Open Joint-Stock Company “Wimm-Bill-Dann Foods” affiliate in Voronezh; brief title: Voronezh affiliate of WBD Foods OJSC;

2.8.19. In Kazan’ - full title: Open Joint-Stock Company “Wimm-Bill-Dann Foods” affiliate in Kazan’; brief title: Kazan’ affiliate of WBD Foods OJSC;

2.8.20. In Omsk - full title: Open Joint-Stock Company “Wimm-Bill-Dann Foods” affiliate in Omsk; brief title: Omsk affiliate of WBD Foods OJSC”.